Exhibit 16.1

August 16, 2010

US Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Dear Sirs:

We have read the statements of Inolife Technologies, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated August 13, 2010 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ EFP Rotenberg. LLP

EFP Rotenberg, LLP
Rochester, New York